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                                                                EXHIBIT 3.1(a)

                             VIASYSTEMS GROUP, INC.

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                            OTHER SPECIAL RIGHTS, AND
                 QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF

                         CLASS A JUNIOR PREFERRED STOCK

                         ______________________________

                   Pursuant to Sections 151(g) and 303 of the
                General Corporation Law of the State of Delaware

                         ______________________________

         Viasystems Group, Inc. (the "COMPANY"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Sections 151(g) and 303 of the General Corporation Law of the State of Delaware and the confirmation order dated January 14, 2003 of the United States Bankruptcy Court for the Southern District of New York (the "ORDER"), the Company adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Company is authorized, pursuant to Section 303 of the General Corporation Law of the State of Delaware, without further action by its directors or stockholders, to put into effect and carry out the Order, including making any change in its capital stock.

         WHEREAS, the Company desires, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Class A Junior Preferred Stock of the Company and the number of shares constituting such preferred stock in accordance with the Order.

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Class A Junior Preferred Stock on the terms and with the provisions herein set forth:

1. DEFINITIONS. For purposes of this Designation, the following definitions shall apply:

         "ACTUAL LIQUIDATION" shall mean an actual liquidation or other winding-up of the Company yielding a dissolution thereof of the nature effected under Section 275 of the Delaware General Corporation Law; provided, however, that an Actual Liquidation shall not be deemed to result solely from (i) any merger, consolidation, business combination, reorganization, recapitalization or similar action with respect to the Company or (ii) any sale, lease or other disposition of the assets of the Company.

         "BOARD" shall mean the Board of Directors of the Company; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such consent, approval or action has been delegated to a committee of the Board in accordance with

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applicable law, the consent, approval or action by such committee shall satisfy such requirement for purposes hereof.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "CAPITAL STOCK" shall mean (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and
(ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

         "COMMON STOCK" shall mean the common stock, $.01 par value per share, of the Company, and any shares or Capital Stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement to which the Company is a party.

         "COMMON STOCK EQUIVALENTS" means, without duplication with any other Common Stock, any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock of the Company and securities convertible or exchangeable into Common Stock of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

         "COMPANY" shall mean Viasystems Group, Inc., a Delaware corporation.

         "CURRENT MARKET PRICE," when used with reference to shares of Common Stock or other securities on any date, shall mean the average of the daily market prices for the 30 consecutive Trading Days preceding such date (subject to equitable adjustment in the event of any stock dividends, splits, reverse splits, combinations, reclassifications and similar actions). The daily market price for each such Trading Day shall be: (i) the last sale price on such day on the principal stock exchange or the NASDAQ National Market on which such Common Stock is then listed or admitted to trading; or (ii) if no sale takes place on such day on any such exchange or market; or (iii) if the Common Stock is not listed or admitted to trading on a principal stock exchange or the NASDAQ National Market, the average of the bid and asked prices for the Common Stock as furnished for such day by NASDAQ, or, if not furnished by NASDAQ, by any New York Stock Exchange, Inc. member firm regularly making a market in the Common Stock and selected for such purpose by the Board. If the Common Stock or other securities are not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Current Market Price shall be deemed to be the Fair Market Value of such Common Stock or other security.

         "DERIVATIVE SECURITY" shall mean any option, right, obligation, instrument or security of the Company which is convertible into or exercisable or exchangeable for Capital Stock of the Company.

         "DIVIDEND PAYMENT DATE" shall mean the last day of the applicable Dividend Period; provided, however, that if any Dividend Payment Date falls on any day other than a Business

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Day, the dividend payment due on such Dividend Payment Date shall be paid on the
Business Day immediately following such Dividend Payment Date.

         "DIVIDEND PERIODS" shall mean (i) prior to and including the Redemption Date, semi-annual dividend periods commencing on January 1 and July 1 of each year and ending on and including June 30 and December 31 of such year, respectively (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003, and the final Dividend Period, which shall commence on January 1, 2013, and end on and include the Redemption Date and (ii) after the Redemption Date, the Post-Redemption Date Dividend Period.

         "DIVIDEND RATE" shall mean (i) during the period that commences on the Original Issue Date and ends on and includes December 31, 2003, 0.0% per annum;
(ii) during the period that commences on January 1, 2004 and ends on and includes December 31, 2004, 1.0% per annum; (iii) during the period that commences on January 1, 2005 and ends on and includes December 31, 2005, 3.0% per annum; (iv) during the period that commences on January 1, 2006 and ends on and includes December 31, 2006, 5.0% per annum; (v) during the period that commences on January 1, 2007, and ends on and includes the Redemption Date, 8.0% per annum; and (vi) during the Post Redemption Date Dividend Period, 14% per annum.

         "DIVIDEND RECORD DATE" shall mean June 15 in the case of a Dividend Period ending on June 30 and December 15 in the case of a Dividend Period ending on December 31.

         "FAIR MARKET VALUE" shall mean, with respect to any security or asset, the amount that a willing buyer would pay an unaffiliated willing seller in an arm's-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, and both having reasonable knowledge of all relevant facts and taking into account all relevant circumstances and information, including market treatment of similar businesses, historical operating results and projections for future periods, as determined in good faith by the Board.

         "FULLY-DILUTED COMMON STOCK" means, at any time, the then outstanding Common Stock plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion, or exchange of all then outstanding Common Stock Equivalents; provided, however, that the warrants to acquire shares of Common Stock issued pursuant to the Company's and Viasystems, Inc.'s prepackaged Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (Case Nos. 02-14867 and 02-14868), shall not be deemed to be outstanding for purposes hereof at any time that the Current Market Price of the Common Stock is less than 90% of the exercise price of such warrants.

         "ISSUE DATE" shall mean, with respect to a share of Junior Preferred Stock, the date on which such share of the Junior Preferred Stock is issued and sold.

         "JUNIOR DIVIDEND STOCK" has the meaning set forth in Section 3(g) hereof.

         "JUNIOR LIQUIDATION STOCK" has the meaning set forth in Section 3(h) hereof.

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         "JUNIOR PREFERRED STOCK" shall mean the Class A Junior Preferred Stock,
$.01 par value per share, of the Company.

         "JUNIOR STOCK" shall mean any class or series of Capital Stock of the Company that is both Junior Dividend Stock and Junior Liquidation Stock, including without limitation the Common Stock.

         "LIQUIDATION PREFERENCE" shall mean $100 per share, as adjusted in accordance with the provisions herein.

         "MANDATORY REDEMPTION DATE" has the meaning set forth in Section 7(b) hereof.

         "NOTIONAL CONVERSION PRICE" has the meaning set forth in Section 4(g) hereof.

         "OPTIONAL REDEMPTION DATE" has the meaning set forth in Section 7(a) hereof.

         "ORIGINAL ISSUE DATE" shall mean the date of the original issuance of shares of Junior Preferred Stock.

         "PARITY DIVIDEND STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of dividends, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation Preferences, on a parity with and without preference or priority over Junior Preferred Stock and whether or not the dividend rates or dividend payment dates thereof be different from those of the Junior Preferred Stock. Parity Stock shall also be deemed to constitute Parity Dividend Stock.

         "PARITY LIQUIDATION STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of amounts distributable upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation Preferences, on a parity with and without preference or priority over Junior Preferred Stock and whether or not the redemption or liquidation prices per share thereof be different from those of the Junior Preferred Stock. Parity Stock shall also be deemed to constitute Parity Liquidation Stock.

         "PARITY STOCK" has the meaning set forth in Section 3(f) hereof.

         "PERSON" shall mean any individual, firm, corporation, partnership, limited partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "POST-REDEMPTION DATE DIVIDEND PERIOD" shall mean the period from and after the Redemption Date until the Redemption Completion Date

         "REDEMPTION COMPLETION DATE" has the meaning set forth in Section 7(c) hereof.

         "REDEMPTION DATE" has the meaning set forth in Section 7(b) hereof.

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         "REDEMPTION NOTICE" has the meaning set forth in Section 7(d)(iv)
hereof.

         "REDEMPTION PRICE" has the meaning set forth in Section 7(c) hereof.

         "REQUIRED HOLDERS" shall mean the holders of at least a majority of the outstanding shares of Junior Preferred Stock.

         "SENIOR CONVERTIBLE PREFERRED STOCK" shall mean the Class B Senior Convertible Preferred Stock, $.01 par value per share, of the Company.

         "SENIOR DIVIDEND STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of dividends in preference or priority to the holders of Junior Preferred Stock; the Senior Convertible Preferred Stock shall constitute Senior Dividend Stock.

         "SENIOR LIQUIDATION STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Junior Preferred Stock; the Senior Convertible Preferred Stock shall constitute Senior Liquidation Stock.

         "SENIOR STOCK" has the meaning set forth in Section 3(c) hereof.

         "SET APART FOR PAYMENT" shall be deemed to include, without any action by the Company other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board, the allocation of funds or Capital Stock of the Company to be so paid on any series or class of Capital Stock of the Company; provided, however, that if any funds or Capital Stock of the Company for any class or series of Junior Stock or any Parity Dividend Stock are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Junior Preferred Stock shall mean placing such funds or Capital Stock of the Company in a separate account or delivering such funds or Capital Stock of the Company to a disbursing, paying or other similar agent.

         "TRADING DAYS" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on The Nasdaq Stock Market, or if such securities are not quoted on The Nasdaq Stock Market, in the applicable securities market in which the securities are traded.

2. DESIGNATION; NUMBER OF SHARES. The designation of the preferred stock authorized by this resolution shall be "Class A Junior Preferred Stock" and the number of shares of Junior Preferred Stock authorized hereby shall be 1,500,000 shares.

3. RANKING. Any class or series of Capital Stock of the Company shall be deemed to rank:

      (a) senior to the Junior Preferred Stock as to the payment of dividends, if such class or series shall be Senior Dividend Stock;

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      (b)   senior to the Junior Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up, if such class or series shall be Senior Liquidation Stock;

      (c) senior to the Junior Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if such class or series is both Senior Dividend Stock and Senior Liquidation Stock ("SENIOR STOCK"); the Senior Convertible Preferred Stock shall constitute Senior Stock;

      (d) on a parity with the Junior Preferred Stock as to the payment of dividends, if such class or series shall be Parity Dividend Stock;

      (e) on a parity with the Junior Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up, if such class or series shall be Parity Liquidation Stock;

      (f) on a parity with the Junior Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation prices per share thereof be different from those of the Junior Preferred Stock, if such class of stock or series is both Parity Dividend Stock and Parity Liquidation Stock ("PARITY STOCK");

      (g) junior to the Junior Preferred Stock, as to the payment of dividends, if such class or series of stock shall not be Senior Dividend Stock or Parity Dividend Stock (together with Junior Stock, "JUNIOR DIVIDEND STOCK"); the Common Stock shall constitute Junior Dividend Stock; and

      (h) junior to the Junior Preferred Stock, as to the receipt of amounts distributable upon liquidation, dissolution or winding up, if such class or series of stock shall not be Senior Liquidation or Parity Liquidation Stock (together with Junior Stock, "JUNIOR LIQUIDATION STOCK"); the Common Stock shall constitute Junior Liquidation Stock.

4.    DIVIDENDS.

      (a) So long as any shares of Junior Preferred Stock shall be outstanding, subject to the rights of any Senior Stock or Senior Dividend Stock, the holders of such Junior Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board, preferential cash dividends at a rate per annum equal to the applicable Dividend Rate on the Liquidation Preference per share hereunder, payable for each Dividend Period. Such dividends with respect to each share of Junior Preferred Stock shall begin to accumulate and be fully cumulative on a daily basis from the Issue Date of such share, whether or not authorized or declared by the Board and whether or not in any Dividend Period or Dividend Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable semi-annually in cash, when, as and if authorized and declared by the Board, in arrears on Dividend Payment Dates or such other dates as contained herein, commencing on the first Dividend Payment Date after the Issue Date of such share of Junior Preferred Stock.

      (b) If any dividend payable on any Dividend Payment Date is not declared or authorized and paid in full in cash on such Dividend Payment Date, the amount payable as

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dividends on such Dividend Payment Date automatically shall be deemed paid by accreting and adding the amount of the per share dividend to the Liquidation Preference of each share of Junior Preferred Stock as of the end of the Dividend Period to which such dividend relates and thereafter remain a part thereof.

      (c) Each dividend shall be payable in arrears to the holders of record of Junior Preferred Stock, as they appear on the stock books of the Company at the close of business on the applicable Dividend Record Date. All dividends paid with respect to shares of Junior Preferred Stock pursuant to Sections 4(a), 4(b) and, if applicable, 4(g) hereof shall be paid pro rata to the holders thereto. Dividend payments shall be aggregated per holder and shall be made to the nearest cent (with $.005 being rounded upward).

      (d) The amount of dividends payable per share of Junior Preferred Stock for each Dividend Period shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Junior Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year.

      (e) So long as any shares of Junior Preferred Stock shall be outstanding: (i) no dividend whatsoever shall be paid or declared, no distribution shall be made and no funds or Capital Stock of the Company therefor shall be set apart for payment on account of any class or series of Parity Stock or Parity Dividend Stock (other than dividends paid or distributions made solely in (A) additional shares of Parity Stock or Parity Dividend Stock in accordance with the designated terms of such Parity Stock or Parity Dividend Stock, respectively, on which the dividend is paid or (B) a partial cash dividend paid prior to the Redemption Date pro rata on such Parity Stock or Parity Dividend Stock, as applicable, and Junior Preferred Stock) unless all dividends in respect of Junior Preferred Stock for all past and current Dividend Periods have been or contemporaneously are paid in cash in full; and (ii) no shares of Parity Stock or Parity Liquidation Stock, or any Derivative Security, shall be purchased, redeemed, retired or acquired by the Company or any subsidiary of the Company and no funds or Capital Stock of the Company shall be set apart for payment or paid into or made available for a sinking fund for the purchase, redemption, retirement or acquisition thereof; provided, however, that the restrictions set forth in this clause (ii) shall not apply to the purchase or other acquisition of Parity Dividend Stock, Parity Liquidation Stock or Derivative Security (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted by the Board, (B) in exchange solely for Junior Stock, (C) pursuant to a partial cash redemption made prior to the Redemption Date pro rata (based on relative liquidation preferences) on such Parity Stock or Parity Liquidation Stock, as applicable, and the Junior Preferred Stock or (D) any purchase or redemption consented to by the Required Holders in accordance with
Section 6(h) hereof. No dividends may be paid on Parity Stock or Parity Dividend Stock except on dates on which dividends are paid on the Junior Preferred Stock for any period. No cash dividends may be paid on Parity Stock or Parity Dividend Stock for any period unless (and still subject to this Section 4(e)) (x) such cash dividends are to be paid prior to the Redemption Date and the dividends on the Junior Preferred Stock for the most recent Dividend Period ending on or prior to the payment date for such cash dividend shall have been or contemporaneously are paid in cash in full or (y) pursuant to clause (i)(B) of this Section 4(e).

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      (f)   So long as any shares of Junior Preferred Stock shall be
outstanding: (i) no dividend whatsoever shall be paid or declared, no distribution shall be made and no funds or Capital Stock of the Company therefor shall be set apart for payment on account of any class or series of Junior Stock or Junior Dividend Stock unless (A) all dividends in respect of Junior Preferred Stock for all past and current Dividend Periods have been or contemporaneously are paid in cash in full or (B) (1) the dividends to be paid or the distributions to be made are solely in additional shares of Junior Stock or (2) if such dividends are to be paid in cash on account of Common Stock, (x) such cash dividends are to be paid prior to the Redemption Date and on dates on which dividends are paid on the Junior Preferred Stock for any period and (y) the dividends on the Junior Preferred Stock for the most recent Dividend Period ending on or prior to the payment date for such cash dividend shall have been or contemporaneously are paid in cash in full; and (ii) no shares of Junior Stock, Junior Dividend Stock or Junior Liquidation Stock shall be purchased, redeemed, retired or otherwise acquired by the Company or any subsidiary of the Company and no funds or Capital Stock of the Company shall be set apart for payment or paid into or made available for a sinking fund for the purchase, redemption, retirement or acquisition thereof; provided, however that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Junior Stock, Junior Dividend Stock or Junior Liquidation Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted by the Board, (B) in exchange solely for Junior Stock or (C) any purchase or redemption consented to by the Required Holders in accordance with Section 6(h) hereof.

      (g) In addition to all dividends provided above, the holders of Junior Preferred Stock shall be entitled to receive an additional dividend in an amount equal to the amount by which the aggregate amount of dividends that would have been received by the holders of Junior Preferred Stock in any Dividend Period if the holders' Junior Preferred Stock had been converted at the beginning of such Dividend Period into shares of Common Stock at a notional conversion price (the "NOTIONAL CONVERSION PRICE") of $12.63 per share of Common Stock (calculated with respect to the Liquidation Preference of the Junior Preferred Stock) exceeds the aggregate Junior Preferred Stock dividend amount accrued or received in such Dividend Period pursuant to Sections 4(a) and 4(b). Any such excess shall be payable to the holders of Junior Preferred Stock in the form of cash. The Notional Conversion Price shall be adjusted on the same terms as to the conversion price of the Senior Convertible Preferred Stock is to be adjusted as set forth in Section 6 of the Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Senior Convertible Preferred Stock, as such section may be amended from time to time at any time that there shall be any Senior Convertible Preferred Stock outstanding, regardless of whether there shall be any Senior Convertible Stock outstanding at such time of adjustment.

      (h) Any reference to "distribution" in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

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5.    LIQUIDATION RIGHTS.

      (a) Subject to the rights of holders of Senior Stock or Senior Liquidation Stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Junior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus, earnings or otherwise, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Junior Liquidation Stock, an amount with respect to each share of Junior Preferred Stock outstanding equal to the Liquidation Preference for such shares plus all declared or accrued and unpaid dividends in respect thereof to the date of final distribution.

      (b) If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Junior Preferred Stock and all other Parity Liquidation Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts thereof, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Junior Preferred Stock and such Parity Liquidation Stock, based on the full preferential amounts for the number of shares of Junior Preferred Stock or Parity Liquidation Stock held by each holder.

      (c) After payment to the holders of Junior Preferred Stock of the amounts set forth in Section 5(a) hereof, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of any Company Capital Stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

      (d) Notwithstanding this Section 5, the holders of shares of Junior Preferred Stock shall participate in distributions to holders of Common Stock upon any Actual Liquidation of the Company (without giving effect to Section 5(f) hereof for purposes of this Section 5(d)) such that the holders of shares of Junior Preferred Stock receive aggregate distributions equal to the greater of (i) the Liquidation Preference plus all declared or accrued and unpaid dividends in respect thereof to the date of final distribution and (ii) the amounts that such holders would have received if all of the then outstanding shares of Junior Preferred Stock had been converted into Common Stock immediately prior to such Actual Liquidation of the Company at the Notional Conversion Price (calculated with respect to the Liquidation Preference of the Junior Preferred Stock immediately prior to such Actual Liquidation).

      (e) After payment of the full preferential amount to which the holders of the Junior Preferred Stock are entitled pursuant to this Section 5, such holders shall not be entitled to any additional distribution of assets of the Company.

      (f) For purposes of this Section 5 (other than Section 5(d)), unless such transaction shall have been approved, or the provisions of this Section 5(f) waived, by the Required Holders, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include:

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            (i)   any merger, consolidation, business combination,
reorganization or recapitalization of the Company that results in the transfer of 50% or more of the outstanding voting power of the Company;

            (ii) any sale, lease or other disposition of all or substantially all of the assets of the Company; or

            (iii) any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of Capital Stock of the Company are exchanged for or converted into cash, securities of another business organization or property.

A transaction described in clause (i), (ii) or (iii) of this Section 5(f) shall not constitute a liquidation, dissolution or winding up of the Company for purposes of Section 5(d).

6. VOTING RIGHTS. Except as set forth in Section 5(f) and this Section 6 and except as required by law, holders of Junior Preferred Stock shall not have any voting rights with respect to their shares of Junior Preferred Stock. So long as any shares of Junior Preferred Stock shall be outstanding, in addition to any vote or consent required by law, the affirmative vote of the Required Holders, in person or by proxy, at a special or annual meeting of the holders of Junior Preferred Stock called for the purpose, or pursuant to a written consent of the Required Holders, shall be necessary for the Company to:

      (a) authorize, adopt or approve an amendment to, or repeal any provision of, the Certificate of Incorporation of the Company (including by way of merger, consolidation or otherwise), including any certificate of designation or other certificate the terms thereof are supplemental thereto, that would increase or decrease the par value of the Junior Preferred Stock, or otherwise alter or change in any manner the terms, powers, preferences or rights of the Junior Preferred Stock or grant waivers thereof, or that would otherwise adversely affect the rights, preferences, powers or privileges of the Junior Preferred Stock; provided that no such modification or amendment may, without the consent of each holder of Junior Preferred Stock affected thereby, decrease the Liquidation Preference or Dividend Rate of the Junior Preferred Stock;

      (b) authorize, create, amend or issue, or increase the authorized amount of, any class or series of Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock or Parity Liquidation Stock (including, without limitation, additional shares of Junior Preferred Stock), or authorize or issue any Derivative Securities evidencing the right to acquire such shares;

      (c) directly or indirectly recapitalize or reclassify any shares of Capital Stock of the Company into Junior Preferred Stock, Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock or Parity Liquidation Stock;

      (d) enter into a share exchange pursuant to which the Junior Preferred Stock would be exchanged for any other securities;

      (e) consummate any merger, sale, lease to a third party or other disposition of (in a single transaction or a series of related transactions) all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or any other transaction that results in any person

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who, immediately prior to such transaction, "beneficially owns" (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act) less than 50% of the Fully-Diluted Common Stock beneficially owning, upon consummation of such transaction, in excess of 50% of the Fully-Diluted Common Stock, other than in any transaction based on an enterprise value in excess of $828 million (for purposes of this Section 6(e), the Fully-Diluted Common Stock shall be determined as of the earlier of (i) the date of the transaction described herein is first publicly announced or (ii) the date such transaction is consummated);

      (f) other than as part of a transaction permitted under clause (e) of this Section 6, consummate any corporate reorganization, sell, lease to a third party or otherwise dispose of (in a single transaction or a series of related transactions) assets comprising in excess of 25% of the market value of the assets of the Company and its Subsidiaries as a whole or dissolve, liquidate or terminate the Company or engage in any act of bankruptcy;

      (g) pay or declare any dividend on any shares of Junior Dividend Stock (other than a dividend payable solely in shares of Junior Stock paid to the holders of Junior Dividend Stock);

      (h) take any action that results in the purchase or redemption by the Company or any subsidiary of the Company of any Parity Liquidation Stock or Junior Liquidation Stock; or

      (i) increase the authorized amount of, or issue any additional shares of, Junior Preferred Stock.

7.    REDEMPTION.

      (a) The Junior Preferred Stock may be redeemed by the Corporation, at its option, on any date set by the Board after the Original Issue Date, in whole or from time to time in part, subject to Section 7(e) and to the limitations, if any, imposed by the Delaware General Corporation Law, for a cash price per share equal to the Redemption Price (the date of each such redemption, an "OPTIONAL REDEMPTION DATE").

      (b) If the Company shall not have redeemed all of the Junior Preferred Stock prior to January 31, 2013 (the "MANDATORY REDEMPTION DATE"; an Optional Redemption Date pursuant to Section 7(a) and the Mandatory Redemption Date described herein each may be referred to as the "REDEMPTION DATE"), subject to
Section 7(e) on the Mandatory Redemption Date, the Company shall redeem, to the extent of funds legally available therefor, in the manner provided in Section 7(d) hereof, all shares of Junior Preferred Stock then outstanding at a cash price per share equal to the Redemption Price.

      (c) The Redemption Price shall be an amount of cash equal to 100% of the then effective Liquidation Preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the applicable Redemption Date to the later to occur of (i) the applicable Redemption Date and (ii) the date on which the Company has (A) irrevocably deposited the amount required under Section 7(d)(ii) hereof with the trustee or paying agent and (B) authorized such agent or trustee, as applicable, to release the deposited funds to holders of any shares of Junior Preferred Stock who submit their certificates,

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or the equivalent thereof, to such agent or trustee in accordance with the provisions of this Section 7) (the later of such dates, the "REDEMPTION COMPLETION DATE").

          (d)(i)  In case of the optional redemption by the Company pursuant to
Section 7(a) of less than all of the then outstanding Junior Preferred Stock, the Company shall designate by lot, or in such other manner as the Board may determine to be fair, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, at any time that accrued dividends on the Junior Preferred Stock shall be in arrears (or any dividends shall have been added to the Liquidation Preference pursuant to Section 4(b)), the Company shall not redeem any of the Junior Preferred Stock pursuant to Section 7(a) except by means of a redemption pursuant to which (A) all outstanding shares of the Junior Preferred Stock are simultaneously redeemed or (B) the outstanding shares of Junior Preferred Stock are redeemed on a pro rata basis.

            (ii) Prior to a Redemption Date, the Company shall irrevocably deposit with a trustee or paying agent an amount of money sufficient to pay the Redemption Price of all shares of Junior Preferred Stock that will be (A) in the case of a partial redemption pursuant to Section 7(a), redeemed on the Optional Redemption Date or (B) in the case of a redemption of all outstanding shares of Junior Preferred Stock pursuant to Section 7(a) or a redemption pursuant to
Section 7(b), outstanding on the applicable Redemption Date.

            (iii) In order to facilitate the redemption of shares of the Junior Preferred Stock, the Board may fix a record date for the determination of shares of Junior Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Junior Preferred Stock to be closed, not more than 60 or less than 30 days prior to the date fixed for such redemption.

            (iv) At least 30 days and not more than 60 days prior to any Redemption Date, the Company shall provide written notice (a "REDEMPTION NOTICE") by first class mail, postage prepaid, to each holder of record of Junior Preferred Stock on the record date fixed for such redemption of Junior Preferred Stock at such holder's address as the same appears on the stock books of the Company; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Junior Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                  (A) if such redemption is pursuant to Section 7(a), (i) the number of shares to be redeemed, (ii) if fewer than all outstanding shares of the Junior Preferred Stock are to be redeemed, the manner of selection of the shares to be redeemed and (iii) if the shares are being redeemed on a lot basis, the identity of each holder of Junior Preferred Stock and the number of shares to be redeemed from each;

                  (B)   the Redemption Price;

                  (C)   the Redemption Date;

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

                  (D) that the holder is to surrender to the Company, at the place or places where certificates for any shares of Junior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Junior Preferred Stock to be redeemed; and

                  (E) that dividends on the shares of Junior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Completion Date unless the Company defaults in the payment of the Redemption Price.

            (v) Each holder of Junior Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Junior Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

            (vi) On and after the Redemption Completion Date, unless the Company defaults in the payment in full of the Redemption Price, dividends on the Junior Preferred Stock called for redemption shall cease to accumulate on such Redemption Completion Date, and all rights of the holders of redeemed shares shall terminate with respect thereto on such Redemption Completion Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a Redemption Notice shall have been given as provided in Section 7(d)(iv) hereof and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to and on the Redemption Completion Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares of Junior Preferred Stock to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the Redemption Price, in each case only with respect to such shares of Junior Preferred Stock to be redeemed.

      (e) Notwithstanding the foregoing provisions of this Section 7, (i) the payment of the Redemption Price on the Junior Preferred Stock and the rights of the Company to purchase any shares of Junior Preferred Stock pursuant to Section 7(g) are and shall be subordinate and subject, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of the applicable redemption price on any Senior Stock or Senior Liquidation Stock, including, without limitation, the Senior Convertible Preferred Stock; (ii) no Junior Preferred Stock shall be redeemed or otherwise purchased unless (A) (1) all outstanding Senior Stock and Senior Liquidation Stock having a right of redemption have been or contemporaneously are being redeemed and (2) the applicable aggregate redemption price for such Senior Stock and Senior Liquidation Stock has been or contemporaneously is paid in full or authorized and a sum of cash sufficient for the payment thereof set apart for payment or
(B) the redemption or purchase of the Junior Preferred Stock is expressly permitted in, or has been consented to or approved in accordance with, the terms of all Senior Stock and Senior Liquidation Stock outstanding at the time of such redemption or purchase; and (iii) in the event that, notwithstanding the foregoing provisions of this Section 7(e), any payment or other distribution on or after the Redemption Date or pursuant to Section 7(g) shall be received by any holder of Junior Preferred Stock in violation of this Section 7(e), such payment or other distribution shall be held in trust for the benefit of, and shall immediately be paid or delivered by such holder of Junior Preferred Stock to the holders of the Senior Stock and Senior Liquidation Stock having a right of redemption, for application to the payment of such redemption price to the extent necessary to pay all such redemption price in full in cash after giving effect to any concurrent payment or other distribution to the holders of such Senior Stock and Senior Liquidation Stock.

      (f) If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares. No fractional shares of Junior Preferred Stock shall be issued upon redemption of less than all Junior Preferred Stock. If more than one certificate evidencing shares of Junior Preferred Stock shall be held at one time by the same holder, the number of full shares issuable upon redemption of less than all of such shares of Junior Preferred Stock shall be computed on the basis of the aggregate number of shares of Junior Preferred Stock so held. Instead of any fractional shares of Junior Preferred Stock that would otherwise by issuable to a holder upon redemption of less than all shares of Junior Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the fair value per share of Junior Preferred Stock (as determined in good faith by the Board or in any manner prescribed by the Board) at the close of business on the date fixed for redemption.

      (g)   Discretionary Repurchase.

            (i) Subject to the provisions hereof, the Delaware General Corporation Law and subsection (ii) of this Section 7(g), the Company shall have the right to purchase shares of Junior Preferred Stock from the owner of such shares on such terms as may be agreeable to such owners. Shares of Junior Preferred Stock may be acquired by the Company from any shareholder pursuant to this paragraph without offering any other holder of Junior Preferred Stock an equal opportunity to sell his shares to the Company, and no purchase by the Company from any holder of Junior Preferred Stock pursuant to this paragraph shall be deemed to create any right on the part of any holder of shares of Junior Preferred stock to sell any shares of Junior Preferred Stock (or any other stock) to the Company.

            (ii) Notwithstanding the foregoing provisions of this Section 7(g), at any time that accrued dividends on the Junior Preferred Stock shall be in arrears or any dividend shall have been added to the Liquidation Preference pursuant to Section 4(a), the Company shall not purchase or otherwise acquire any shares of Junior Preferred Stock other than in accordance with Section 7(a) or 7(b), except (A) pursuant to a purchase or exchange offer made on the same terms to all holders of the Junior Preferred Stock, or (B) by conversion of shares of Junior Preferred Stock into or exchange of such shares for, Junior Stock.

8. NO REISSUANCE OF JUNIOR PREFERRED STOCK. No Junior Preferred Stock acquired by the Company by reason of purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

9. NOTICES. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 101 South Hanley Road, St. Louis, Missouri 63105, Attention: Chief Executive Officer or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Junior Preferred Stock at their addresses appearing on the books of the Company.

                  [Remainder of Page Intentionally Left Blank]

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

         IN WITNESS WHEREOF, Viasystems Group, Inc. has caused this Certificate to be signed by the undersigned duly authorized officer of the Company as of January 31, 2003.

                                         /s/ DAVID J. WEBSTER
                                         ---------------------------------------
                                         David J. Webster
                                         Senior Vice President and Secretary